At Genworth Financial, we expect our employees to demonstrate performance with integrity every day and be accountable for supporting our commitment to the highest ethical standards of behavior.

Our Ethical Principles

●   Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplifi ed by all employees.

●   Obey the applicable laws and regulations governing our business conduct worldwide.

●   Be honest, fair and trustworthy in all your Genworth activities and relationships.

●   Foster an atmosphere in which fair employment practices extend to every member of the diverse Genworth community.

●   Avoid all confl icts of interest between work and personal affairs.

●   Strive to create a safe workplace and to protect the environment.

M E S S A G E  F R O M  M I C H A E L D .  F R A I Z E R

One of Genworth’s core values is our commitment to performance with integrity.  A cornerstone of our past, present and future success, this commitment drives our dedication to hold ourselves to the highest standards of business conduct everyday and in every transaction.  We know that by demonstrating performance with integrity, we’ll return value for our company, associates, customers, the community… and our shareholders.

Although individually we make decisions each day, collectively we share a responsibility to do the right thing – demonstrating our ethics – in every business decision. That’s why we have a Code of Ethics to help guide us.  Through its important principles, the Code helps us understand how to do business responsibly—how to put integrity fi rst.  Please take the time to read it carefully and commit to follow its spirit and practices every day.

Nothing should ever compromise our unyielding commitment to performance with integrity.  By continuing to demonstrate just that, we will continue to strengthen this key part of our foundation, supporting our success and delivering value to our shareholders.   If you have a question or concern about what is appropriate business conduct – don’t guess or remain silent.  Instead, please raise the issue immediately with your manager, a human resources leader, a Genworth ombudsman, or with one of the other resources available to you.

Our values are a critical part of who we are as a company today – and who we will be in the future.  I am counting on you to uphold them and make them come to life everyday.

All the best,

TABLE OF CONTENTS

Through leadership at all levels, sustain a culture where ethical conduct is recognized, valued and exemplifi ed by all employees:

Introduction	2

Who must follow Genworth policies	2

Which laws apply	3

Employee responsibilities	3

Leadership responsibilities	4

Penalties for violations	6

Integrity Concerns	7

When you have an integrity concern	7

How to raise an integrity concern	8

Obey the applicable laws and regulations governing our business conduct worldwide:

International Financial Transaction Controls	10

Money Laundering Prevention	12

Privacy	15

Complying with the Competition Laws	17

Insider Trading or Dealing & Stock Tipping	19

Be honest, fair and trustworthy in all your Genworth activities and relationships:

Improper Payments	22

Supplier Relationships	24

Working with Governments	25

Controllership	27

Intellectual Property	29

Foster an atmosphere in which fair employment practices extend to every member of the diverse Genworth community:

Fair Employment Practices	32

Avoid all confl icts of interest between work and personal affairs:

Confl icts of Interests	36

Through leadership at all levels, sustain a  culture

where ethical conduct is recognized, valued and

exemplified by all employees.

IN THIS SECTION , WE WILL COVER :

●   Introduction

—   Who must follow Genworth policies

—  Which laws apply

—  Employee responsibilities

—  Leadership responsibilities

—  Penalties for violations

●   Integrity Concerns

—  When you have an integrity concern

—  How to raise an integrity concern

Genworth Financial has issued one set of policies, Integrity First, to implement its Code of Ethics and to help Genworth employees around the world take a consistent approach to key integrity issues. This booklet contains basic information about each of our policies. The underlying responsibilities of all employees and leaders, penalties for violations and how to handle an integrity concern are described in this introduction.

INTRODUCTION

WHO MUST FOLLOW GENWORTH POLICIES

Genworth directors, offi cers and employees

Genworth policies apply to all directors, offi cers, and employees of the Company throughout the world.

Subsidiaries and other controlled affi liates

Subsidiaries and other controlled affi liates throughout the world must adopt and follow corresponding policies. A controlled affi liate is a subsidiary or other entity in which Genworth owns, directly or indirectly, more than 50 percent of the voting rights, or in which the power to control the entity is possessed by or on behalf of Genworth.

Non-controlled affi liates

Employees serving as directors (or in equivalent positions) of non-controlled affi liates should, to the extent possible, encourage such affi liates to adopt and follow corresponding policies.

Third parties

All Genworth businesses must require that others representing Genworth – such as consultants, agents, sales representatives, distributors and independent contractors – agree to follow applicable Genworth policies. Leaders and employees must:

●	Identify those persons and companies outside Genworth whose activities on behalf of Genworth may involve issues covered by Genworth policies.
●	Require those persons and companies to agree to comply with relevant aspects of Genworth policies.
●	Provide those persons and companies with appropriate education on the requirements imposed by Genworth policies.
●	Take necessary action, up to and including terminating a contract with anyone representing Genworth, after learning that the person failed to honor his or her agreement to abide by Genworth policies.

WHICH LAWS APPLY

Genworth conducts business in more than 20 countries around the world. Our employees are citizens of many different countries. As a result, our operations are subject to the laws of many countries, provinces, states, municipalities and organizations such as the European Union.

An important challenge for all of us is to understand how these laws may apply to our operations. Genworth, the parent company, is a corporation organized in the United States. The laws of the United States frequently extend to the operations of Genworth and its affiliates throughout the world as well as to the business activities of Genworth employees wherever they live and work. Other countries may also apply their own laws outside of their borders to their own citizens and to corporations that are organized under their laws, such as Genworth subsidiaries or other controlled affiliates.

In the policies that follow, the references to the laws of the United States and the other countries where we do business reflect the reality that a global company is regulated by many different laws at the same time. In some instances, there may be a conflict between the applicable laws of two or more countries. When you encounter such a conflict, it is especially important to consult Company legal counsel to understand how to resolve that conflict properly.

EMPLOYEE RESPONSIBILITIES

Each policy identifies specific responsibilities. However, you must also follow these basic obligations common to all policies:

●
Learn the details of policies dealing with your work. No one expects you to know all policies word for word. You should have a basic understanding of issues covered by each policy, and you should have a detailed understanding of policies that apply to your job. Check the Integrity First website (accessible via a link on the Genworth Financial intranet portal) for additional information regarding the Genworth Code of Ethics policies as well as other compliance related information that may pertain to your job.

●	Seek assistance from your manager, Company legal counsel or other Genworth resources when you have questions about application of the policies.
●	Promptly raise any concern that you or others may have about possible violations of any Genworth policy, or about a possible request that you believe might violate a Genworth policy.
●
Understand the many options you have for raising integrity concerns. You may raise them with a Genworth manager, or, if you prefer, with a Company legal counsel, Genworth auditor, Genworth ombudsperson or other Genworth compliance specialist. Your communication may be written or oral, and it may be anonymous.

●	If you raise an integrity concern and the issue is not resolved, raise it with one of the other contacts listed above.
●	Cooperate in Genworth investigations into concerns about a Genworth policy.

Genworth prohibits any employee from retaliating or
taking adverse action against anyone for raising or
helping to resolve an integrity concern.

LEADERSHIP RESPONSIBILITIES

The obligations of Genworth leaders go beyond those required of all employees. Leaders in our Company are expected to:

Build and maintain a culture of compliance by
●	Personally leading compliance efforts through frequent meetings with direct reports and regular monitoring of compliance matters and programs
●	Leading by example, using their own behavior as a model for all employees
●	Making sure that employees understand that business results are never more important than compliance
●	Encouraging employees to raise their integrity questions and concerns
●	Using employee actions and judgments in promoting and complying with Genworth policies as considerations when evaluating and rewarding employees

Prevent compliance problems by
●	Ensuring that compliance risks associated with the business processes under the leader’s management are systematically identified
●	Ensuring that policies and procedures, tailored to the particular risk areas faced by a business, are issued and communicated
●	Identifying for each Genworth policy those employees, controlled affiliates and third parties who represent the Company whose activities may involve issues covered by that policy
●	Providing education and legal counseling to ensure that employees, controlled affiliates and, where appropriate, third parties understand the requirements of Genworth policies and applicable law

Detect compliance problems by
●	Implementing appropriate control measures in business processes, such as “dashboards” and “scorecards,” to detect heightened compliance risks and/or violations
●	Promoting an effective ombudsperson system that permits employees to raise concerns without fear of retaliation
●
Ensuring that periodic compliance reviews are conducted, with the assistance of the Internal Audit Staff, to assess the effectiveness of the business’ compliance measures and to identify ways of improving them

Respond to compliance problems by
●	Taking prompt corrective action to fix any identified weaknesses in compliance measures
●	Taking appropriate disciplinary action
●	Consulting with Genworth legal counsel and making appropriate disclosures to regulators and law enforcement authorities

Regularly, each officer or manager reporting to a business leader (business CEO) must review policy compliance with his or her direct reports and provide the results of those reviews to the business leader. Periodically, the business leader will report on the results of those reviews in meetings to be scheduled by the Board of Directors.

PENALTIES FOR VIOLATIONS

Employees who violate the spirit or letter of Genworth’s policies are subject to disciplinary action up to and including termination of employment. The following are examples of conduct that may result in discipline:

●	Actions that violate a Genworth policy
●	Requesting others to violate a Genworth policy
●	Failure to promptly raise a known or suspected violation of a Genworth policy
●	Failure to cooperate in Genworth investigations of possible violations of a Genworth policy
●	Retaliation against another employee for reporting an integrity concern
●	Failure to demonstrate the leadership and diligence needed to ensure compliance with Genworth policies and applicable law

Violation of a Genworth policy can also mean breaking the law, subjecting you or the Company to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

INTEGRITY CONCERNS

WHEN YOU HAVE AN INTEGRITY CONCERN

One of the most important responsibilities each of us has as a Genworth employee is the obligation to raise a concern about a possible violation of Genworth policy or the law. Sometimes it may seem difficult to raise such a concern. Some of us may even feel it is a breach of personal ethical standards to do so. If you experience that sense of conflict, it’s important to remember the tremendous harm that not raising a concern can cause, including:

●	Serious damage to the health, safety and well-being of yourself, your fellow employees, the Company as a whole, our customers and the communities in which we operate

●	The loss of confidence in Genworth – by customers, share owners, governments and neighbors

●	Huge fines, damage awards and other financial penalties against the Company; fines and/or prison sentences for individual employees.

Those are the reasons the Company requires that employees not sit silently when they have a policy concern. The point of raising a concern is not to get a friend in trouble, but to protect a colleague or neighbor from potential harm.

HOW TO RAISE AN INTEGRITY CONCERN

The Company offers you many ways to get answers to your questions about integrity issues and to raise any concern about what might be a violation of Genworth policy:

Locally within your business
●	Your supervisor or manager
●	Your compliance/auditing resource
●	Company legal counsel
●	Next level of management

Genworth ombudsperson
●	888 251.4332 (USA/other than Mortgage Insurance)
●	800 274.2728 (USA/Mortgage Insurance)
●	+44 (0) 20 8380 3359 (UK/Europe)
●	905 858.6562 (Canada)
●	300 369.126 (Australia)
●	0800 443 106 (New Zealand)
●	+52 477 710 4771 (Mexico)
●	OmbudsOffice.Genworth@genworth.com (Individuals who wish to remain anonymous should contact the Genworth ombudsperson using one of the telephone numbers identified above.)
●	Ombudsperson, 6620 West Broad Street, Richmond, VA, 23230 USA

Obey the applicable laws and regulations

governing our business conduct worldwide.

IN THIS SECTION , WE WILL COVER :

●   International Financial Transaction Controls
●   Money Laundering Prevention
●   Privacy
●   Complying with the Competition Laws
●   Insider Trading or Dealing & Stock Tipping

INTERNATIONAL FINANCIAL TRANSACTION CONTROLS

POLICY OVERVIEW

Many countries regulate international financial transactions, for a variety of reasons, including national security and foreign policy. In addition, the United States prohibits any cooperation with boycotts against countries friendly to the United States or firms which may be “blacklisted” by certain groups or countries. For Genworth and its affiliates to do business in today’s global environment, we must understand and follow all of these laws and regulations.

U.S. restrictions on international trade are very broad and complex. They apply to Genworth; its U.S.- incorporated affiliates and all their employees, regardless of nationality; and to U.S. citizens and permanent resident aliens wherever located. They may also apply to non-U.S. incorporated affiliates and their employees. As a further complication, legal measures to block the application of certain U.S. restrictions have been adopted by some countries, such as the members of the European Union, Canada and Mexico. Consequently, Genworth, its affiliates and employees located in those countries may be faced with conflicting legal requirements that must be handled by Company legal counsel.

CORE REQUIREMENTS

●	Learn and follow your business’ own procedures regarding international transactions.
●	Learn and understand the extent to which U.S. financial transaction controls apply to transactions conducted by your business, even outside the United States.
●	Make sure all applicable transactions are screened in compliance with applicable laws and regulations that restrict transactions with certain countries, entities and persons.
●
Do not cooperate with any restrictive trade practice or boycott prohibited or penalized under U.S. or applicable local laws.  Make sure you tell your manager about all boycott-related requests, including requests for information.

●
Consult with Company legal counsel or your manager in any transaction in which a conflict arises between U.S. law and the law of another country or region, such as the laws blocking certain U.S. restrictions adopted by Canada, Mexico and the members of the European Union.

WHAT TO WATCH OUT FOR

●
For U.S. incorporated affiliates and U.S. citizens (regardless of whether such affiliates or citizens are based in the U.S.) transactions with individuals or entities appearing on the U.S. Treasury Department’s Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons” list.

●	For non-U.S. incorporated affiliates, transactions with individuals or entities appearing on applicable government or regulatory lists of restricted or prohibited parties.

●	Transactions involving an embargoed country, a citizen or representative of an embargoed country or an individual or entity subject to government sanction.

All affiliate and employee transactions with the government of Cuba or its officials, citizen or companies, wherever located.  Company legal counsel should be consulted immediately regarding such transactions or proposed transactions.

MONEY LAUNDERING PREVENTION

POLICY OVERVIEW

People who are involved in criminal activity (for example, narcotics trafficking, bribery, fraud) may try to “launder” the proceeds of their crimes to hide them or make the proceeds appear legitimate. More than 100 countries now have laws against money laundering, which criminalize the acceptance or processing of the proceeds of criminal activity. Genworth is committed to complying fully with all applicable anti-money laundering laws throughout the world. Genworth will conduct business only with reputable customers who are involved in legitimate business activities and whose funds are derived from legitimate sources. Each Genworth business is required to implement a “Know Your Customer” procedure and to take reasonable steps to ensure that the Company does not accept forms of payment that have been identified as means of laundering money. Genworth’s integrity and reputation can be severely damaged by failing to detect those customer relationships and transactions that place us at risk.

CORE REQUIREMENTS

●	Comply with all applicable anti-money laundering laws and regulations throughout the world.
●
Implement appropriate due diligence standards and processes to assure compliance with anti-money laundering laws and regulations. Each business’ due diligence process should be in writing and include appropriate procedures to obtain sufficient information and documentation about prospective customers, joint venture partners and affiliates to ensure their suitability for the contemplated transactions.

●
Conduct business only with reputable customers who are involved in legitimate business activities and whose funds come from legitimate sources. The extent and depth of the due diligence may vary according to the complexity of the transaction, its value, its location and the nature of the product or service involved.

●	Designate acceptable forms of payment and implement procedures for prohibiting or limiting payments that may be associated with money laundering.
●
Develop appropriate procedures that require the prompt referral of suspicious activity to the Genworth employee’s supervisor, a designated internal compliance officer, or Genworth legal department designee who must review the activity with management to determine whether the activity may indicate known or suspected criminal activity. Appropriate reports to proper government authorities must be filed as necessary, if required by applicable law.

●	Develop an appropriate internal monitoring process. This process may either be manual or automated and should be tailored to the types and volume of transactions common to the business component.
●	Prohibit or use extreme caution in opening or maintaining anonymous accounts.

WHAT TO WATCH OUT FOR

●
A customer, agent or proposed joint venture partner who provides insufficient, false or suspicious information, is reluctant to provide complete information, or is anxious to avoid a reporting or record-keeping requirement.

●
Payments by use of monetary instruments that are not consistent with the business activities of the client; appear to have no identifiable link to the customer; or have been identified as money-laundering mechanisms.

●	Requests by a customer, agent or proposed joint venture partner to pay in cash.
●	Early repayment of a loan in cash or cash equivalents.
●	Orders or purchases that are inconsistent with the customer’s trade or business.
●	Unusually complex deal structures and payment patterns
that reflect no real business purpose or unusually favorable payment terms.
●	Unusual fund transfers to or from foreign countries unrelated to the transaction.
●	Transactions involving locations that have been identified as tax havens or areas of known money laundering activity.
●	Structuring of transactions to evade record-keeping or reporting requirements (such as multiple transactions below the reportable threshold amounts).
●	Wire transfer activity that is not consistent with the business activities of the customer, or which originates or terminates with parties unrelated to the transaction.
●	Requests to transfer money or return deposits to a third party, or to unknown or unrecognized accounts.

PRIVACY

POLICY OVERVIEW

In our increasingly information-based society, individual consumer, medical, financial and other sensitive personal information must be adequately protected. Genworth is committed to protecting personal information that we collect from or maintain about individual consumers. Each employee must take care to protect individually identifiable consumer information and other sensitive personal information from inappropriate or unauthorized use or disclosure, and each Genworth business must implement fair and responsible privacy and information protection procedures and take reasonable steps to ensure compliance with such procedures.

CORE REQUIREMENTS

●	Comply with all applicable consumer and other privacy and data protection laws, regulations, and treaties.
●	Provide individual consumers, as required by law and by your business’ privacy procedures, with reasonable:
— Notices of relevant privacy practices
— Descriptions of the types of information being collected and the uses to be made of the information
— Choices regarding certain uses of the information by your business
— Opportunities for access to information for verification and correction
— Security for the information
●
Learn and follow your business’ implementing procedures for privacy and data protection. Pay particular attention to the protection of individual consumer information, medical and financial records, and other sensitive personal information, such as information from or about children.

●	Do not acquire, use, or disclose individual consumer information in ways that are inconsistent with your business’ privacy policies or with applicable laws or regulations.

●	If you have access to individual consumer information, use that information only for authorized business purposes.
●	Keep secure your business’ records of individual consumer information, including computer-based information.
●
Consult with legal counsel before establishing or updating any system, process, or procedure to collect, use, disclose, or transmit individual consumer information, medical or fi nancial records, or other sensitive personal information.

WHAT TO WATCH OUT FOR

●	Business or marketing plans that involve the inappropriate or unauthorized collection, use, or disclosure of individual consumer information.
●	Privacy policies or notices that are inaccurate or out-of-date.
●
Disclosures of (or requests to disclose) individual consumer information, particularly sensitive personal information, to unaffiliated third parties who are not properly authorized to receive the information.

●
Transfers of individual consumer information to third parties, such as vendors or suppliers, who lack appropriate security safeguards or appropriate restrictions regarding their use of the information.

●	Transfers of individual consumer information between countries.
●	Inadequate information security controls, such as those that could permit unauthorized access to individual consumer information.

COMPLYING WITH THE COMPETITION LAWS

POLICY OVERVIEW
The competition laws (referred to in the United States as the antitrust laws) are a critical part of the business environment in which Genworth operates. They govern the day-to-day conduct of Genworth’s businesses in setting prices and other aspects of purchasing, selling and marketing goods and services. Genworth is dedicated to compliance with the competition laws in all of its activities. Every Genworth employee is responsible for compliance with those laws, as well as for promptly raising concerns about any possible violations to Company legal counsel, senior management, or a Company ombudsperson.

CORE REQUIREMENTS

●
Comply with all applicable competition laws, policies and treaties, including federal and state antitrust laws of the United States and the competition laws of other countries where Genworth does business.

●
Comply with all competition decrees, orders and undertakings affecting Genworth and its employees. These decrees and undertakings may prohibit some conduct otherwise lawful under the competition laws. Company legal counsel can provide you with information about the decrees affecting your business.

●
Learn and comply with your business’ specific procedures that address contacts with competitors, obtaining and handling data concerning competitors, and participating in trade associations, professional societies, and standards development and product certification organizations.

●
Do not propose or enter into any agreements or understandings – expressed or implied, formal or informal, written or oral – with any competitor regarding any aspect of the competition between Genworth and the competitor for sales to third parties.

●	Consult with Company legal counsel early in the process of evaluating any proposed merger, acquisition or joint venture.

●	Consult with Company legal counsel in connection with business arrangements that could raise competition law issues, including:
— Exclusive arrangements for the purchase or sale of products or services
— Bundling of products and services
— Selective discounting or rebating
— Distribution arrangements with competitors
— Agreements to add a Genworth employee to another entity’s board of directors.

WHAT TO WATCH OUT FOR

●	Discussions or agreements with competitors on:
— Prices
— Terms or conditions of sale
— Costs, profits or profit margins
— Product or service offerings
— Production or sales volume
— Market share
— Coordination of bidding activities
— Dividing sales territories or allocation of customers or product lines
●
Any contacts with competitors that could create the appearance of improper agreements or understandings, whether the contact is in person, in writing, by telephone, through e-mail or through other means of electronic communication.

INSIDER TRADING OR DEALING & STOCK TIPPING

POLICY OVERVIEW

Genworth is committed to the principles of fair and open markets for publicly traded securities throughout the world — markets where everyone has an equal chance to succeed. This policy establishes standards of conduct for employees and others who obtain material or price-sensitive non-public information (inside information) through their work for Genworth. Insider trading, insider dealing and stock tipping are criminal offenses in most countries where Genworth does business. The requirements of this policy include full compliance with the laws prohibiting insider trading, insider dealing and stock tipping.

Insider trading or dealing means personally buying or selling stock or other securities of any company while in possession of inside information about the company. Stock tipping means disclosing inside information about a company — for example, to a relative, colleague or friend — to enable the person to buy or sell stock or other securities of the company on the basis of such information. This policy sets forth guidelines designed to avoid even the appearance of insider trading, insider dealing or tipping. It is not meant to restrict the freedom of employees to make appropriate personal investments, or the Company’s right to legitimately use and disclose inside information in the ordinary conduct of its business.

CORE REQUIREMENTS

●	Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have inside information about the company.
●
You must not disclose inside information to anyone outside Genworth (including family members), except when such disclosure is needed to enable Genworth to carry on its business properly and effectively, and appropriate steps have been taken by Genworth to prevent the misuse of the information.

Employees are urged to consult with Company legal counsel to determine if such disclosure is needed and is being undertaken in an appropriate manner.
●	Only disclose inside information within Genworth in the ordinary course of business and when you have no reason to believe the information will be misused.

WHAT TO WATCH OUT FOR

●	Failing to learn how to identify inside information. It is any non-public information that a reasonable investor is likely to consider important in making an investment decision.
— Inside information may relate to Genworth or any other company, including Genworth’s suppliers, customers or other business partners.

—   Inside information may be non-public information about anything that could affect a company’s stock price, including a pending merger, acquisition, disposition or joint venture; a substantial contract award or termination; a major lawsuit or claim; an earnings announcement or change in dividend policy; a significant product development; the gain or loss of a significant customer or supplier; or the filing of a bankruptcy petition.

●	Any non-public information about a company that would influence your own decision to buy or sell that company’s stock or other securities probably is inside information.

Trading tips probably are also inside information if there is any indication that the information may originally have come from someone with inside information.

Be honest, fair and trustworthy in all your

Genworth activities and relationships.

IN THIS SECTION , WE WILL COVER :

●  Improper Payments
●  Supplier Relationships
●  Working with Governments
●  Controllership
●  Intellectual Property

IMPROPER PAYMENTS

POLICY OVERVIEW

Genworth employees should not offer anything of value to obtain any improper advantage in selling goods and services, conducting financial transactions, or representing the Company’s interests to governmental authorities. This policy sets forth Genworth’s standards of conduct and practices for certain kinds of payments, entertainment and political contributions. Genworth must not authorize, involve itself in, or tolerate any business practice that does not follow this policy.

A violation of this policy can result in severe civil and criminal penalties, under the laws of more than one country. All countries prohibit the bribery of their own public officials, and many also prohibit the bribery of officials of other countries. Genworth’s policy goes beyond these laws and prohibits improper payments in all of our activities, both with governments and in the private sector.

CORE REQUIREMENTS

●
Never give, offer, or authorize the offer, directly or indirectly, of anything of value (such as money, goods or a service) to a customer or government official to obtain any improper advantage. A business courtesy, such as a gift, contribution or entertainment, should never be offered under circumstances that might create the appearance of an impropriety.

●
This policy does not prohibit lawful reimbursement for reasonable and bona fide expenditures – for example, travel and living expenses incurred by customers and directly related to the promotion of products or services, or to the execution of a contract.

●
Never give a gratuity or other payment to government officials or employees to expedite a routine administrative action without consulting with the Genworth business legal counsel. If such a “facilitating payment” is made, make sure it is clearly and accurately reflected in financial reports.

●
Never contribute Company funds or other Company assets for political purposes in the United States without the prior approval of Genworth’s Vice President for Government Relations. Never contribute Company funds or other Company assets for political purposes outside the United States without the approval of Genworth’s Vice President for Government Relations.

●	Require any person or firm who represents Genworth (such as a consultant, agent, sales representative, distributor or contractor) to comply with this policy and related laws.
●	Exercise due diligence when selecting persons or firms to represent Genworth.

WHAT TO WATCH OUT FOR

●	Any person or firm representing Genworth or being considered to represent Genworth who:
— Has been accused of improper business practices.
— Has influence on the buying decision and a reputation for bribes.
— Has a family or other relationship that could improperly influence the decision of a customer or government official.
— Approaches you near an award decision and explains that he or she has a “special arrangement” with a government official or the customer.
— Insists on receiving a commission payment before the announcement of the award decision.
●	Any person who suggests that a Genworth bid be made through a specific representative or partner.
●	Any request that a commission or other payment be made in a third country or to another name.
●	A commission that seems large in relation to the services provided.

SUPPLIER RELATIONSHIPS

POLICY OVERVIEW

Genworth bases its relationships with suppliers on lawful, efficient and fair practices. We also expect our suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local communities, and Genworth. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers’ products and services affects the quality of our own products and services.

CORE REQUIREMENTS

●	Follow applicable laws and government regulations covering supplier relationships.
●	Provide a competitive opportunity for suppliers to earn a share of Genworth’s purchasing volume, including small businesses and businesses owned by the disadvantaged, minorities and women.
●	Enlist supplier support in ensuring that Genworth consistently meets and exceeds customer expectations of quality, cost and delivery.
●	Do business only with suppliers who comply with local and other applicable legal requirements as well as any additional Genworth standards that may apply.

WHAT TO WATCH OUT FOR

●	Selection of suppliers on any basis other than open, competitive bidding.
●	Potential conflicts of interest in supplier selection, including the acceptance of gifts or other items of value except in strict compliance with business guidelines.
●	Directing business to a supplier owned or managed by a relative or close friend.
●	Unsafe conditions in supplier facilities, or workers who appear to be underage or subject to coercion.
●	Apparent disregard of environmental standards in supplier facilities.

WORKING WITH GOVERNMENTS

POLICY OVERVIEW

Genworth conducts business with many local, state, provincial and national governments (including government-owned enterprises). Genworth also interacts with many government agencies, ministries, officials and public international agencies. In conducting business with all government entities, Genworth is committed to following the highest ethical standards and complying with applicable laws and regulations.

Genworth’s Code of Ethics requires employees to be honest, fair and trustworthy. Our standards require more than just obeying the letter of the law; they require all employees to uphold the spirit of the law and adhere to the highest standards of integrity, avoiding even the appearance of impropriety. Genworth employees must observe these standards in addressing the special requirements often associated with government transactions and regulations. Genworth employees must comply with all laws and regulations applicable to government business, and must be truthful and accurate when dealing with all government officials, representatives or agencies that regulate the markets in which Genworth does business.

CORE  REQUIREMENTS

●	Adhere to the highest standards of honesty and integrity, and abide by all applicable laws and regulations.
●	Comply with all government regulations and procedures applicable to Genworth as either a prime contractor or subcontractor.
●
Before engaging in business discussions with any local, state, national or international government official, representative or agency, become familiar with and understand fully the agency rules and other non-commercial regulations applicable to such transactions, for example:

—  Do not provide any gifts or entertainment to officials or employees of any government — local, state, provincial or national — of the United States and other countries unless you have determined that you are permitted to do so by applicable law and regulations, and your business’ policies and procedures. (See Improper Payments).

— Respect conflict-of-interest laws and regulations regarding the recruitment, hiring or activities of present or former government employees.
●
Assure that all communications, including reports, certifications, representations, statements, proposals and claims made to government agencies are truthful, complete and accurate, and that there are effective business processes for assuring the accuracy and completeness of the information contained in such submissions.

●
Require all persons or firms representing Genworth — such as consultants, agents, sales representatives, distributors and independent contractors — to agree to do so in a manner that is consistent with this policy.

WHAT TO WATCH OUT FOR

●
Special requirements associated with government transactions, including “commercial” transactions financed by government agencies such as the EX-IM Bank, U.S. Agency for International Development, U.S. Defense Security Cooperation Agency, the European Union or the European Bank for Reconstruction and Development.

●	Incorrect or unauthorized cost-charging on government contracts.
●	Deviations from contract requirements or unauthorized contract substitutions, including the failure to perform required tests and inspections.
●	Submission of inaccurate or incomplete cost or pricing data when such data is required by the government.
●
Violating national, regional or local government regulations that establish gratuity restrictions, entertainment rules, recruiting prohibitions, non-commercial contract requirements or certification procedures.

●
Acceptance of information related to the government’s competitive selection of a supplier, or a competitor’s bid or proposal, unless the contracting officer or head of the agency has specifically and lawfully authorized release of such information.

CONTROLLERSHIP

POLICY OVERVIEW

Controllership comprises four elements that are vital to Genworth’s unyielding commitment to maximize the value we create for share owners: (1) compliance with applicable laws, regulations and Company policies; (2) rigorous business processes to ensure that management decisions are based on sound economic analysis (including a prudent consideration of risks), and that Genworth’s physical, financial and intellectual property assets are safeguarded and optimally employed; (3) integrity in communications to ensure timely, complete, fair, understandable and accurate reporting of actual and forecasted financial information and non-financial information in reports and documents that Genworth files with, or submits to, the Securities and Exchange Commission and other government agencies and in public communications; (4) preservation of required documents and records, including all documents that are known to be relevant to pending or reasonably foreseeable litigation, audits or investigations.  Through the unwavering commitment of all employees to controllership, we create an environment in which we can all take pride.

CORE REQUIREMENTS

●	Follow Genworth’s General Accounting Procedures, as well as all generally accepted accounting principles, standards, laws and regulations affecting accounting and financial reporting.
●	Maintain complete and accurate records and accounts to reflect transactions and the disposition of assets.
●	Ensure that financial and non-financial information and operating metrics are reported accurately and on a timely basis.
●	Provide timely, candid forecasts and assessments to management.
●
Restrict the release of financial information outside of Genworth unless such release has been properly reviewed and authorized, with appropriate consideration given to the interests of Genworth as a whole.

●
Adhere to rigorous business processes to ensure that decisions are based on sound economic considerations, embrace a prudent consideration of risks, and are not aimed at enhancing near-term financial performance at the expense of share owner value.

●	Maintain controls to safeguard Genworth’s physical, financial and intellectual property assets.
●	Comply with Genworth’s Document Management Procedures, as well as all applicable laws and regulations relating to the preservation of documents and records.
●	Preserve documents and records that are known to be relevant to pending or foreseeable litigation, audits or investigations, and as directed by Company counsel.
●	Maintain sound processes and controls.
●	When creating documents, use care to make them accurate and truthful.

WHAT TO WATCH OUT FOR

●	Financial results that seem inconsistent with underlying performance.
●	Inaccurate financial records, such as overstated travel and living expense reports, or erroneous time sheets or invoices.
●	Transactions that are inconsistent with good business economics.
●	Confidential information released to unauthorized third parties.
●	Absence of controls to protect assets from risk of loss.
●	Physical assets or other resources that could be more fully utilized, reallocated or disposed of.
●	Circumventing review and approval procedures.
●	Adequacy of routines and controls at newly acquired businesses and at remote, thinly-staffed sites.
●	Adequacy of routines and controls to preserve documents (including e-mail) for pending or reasonably foreseeable litigation, audits, and investigations.
●	Disposal of documents without knowing what is being discarded or whether the documents are subject to any legal preservation requirement.
●	False or exaggerated statements in e-mail, PowerPoint presentations, or other documents.

INTELLECTUAL PROPERTY

POLICY OVERVIEW

Among Genworth’s most valuable assets is its intellectual property – patents, trade secrets, trademarks, copyrights and other proprietary information. It is Genworth’s policy to establish, protect, maintain and defend its rights in all commercially significant intellectual property and to use those rights in responsible ways. All employees must take steps to safeguard these assets.

In addition to protecting Genworth’s intellectual property rights, Genworth respects the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose the Company to civil law suits and damages. In many countries, theft and misappropriation of trade secrets, proprietary information or other intellectual property may result in significant fines and criminal penalties to both Genworth and to the individual. New Company products, services, processes and software, and any proposed use of the intellectual property of others, should be timely and reasonably reviewed for infringement

CORE REQUIREMENTS

●	Identify and protect commercially significant Genworth intellectual property.
●	Consult with Company legal counsel for handling any unsolicited ideas from outsiders as well as any employee ideas not covered by the “Proprietary Information and Inventions Agreement” (PIIA).
●
Respect valid patents, copyrighted materials and other protected intellectual property of others. Consult with Company legal counsel concerning necessary licenses or approvals to use such intellectual property.

●	Consult with Company legal counsel before:
  —  Soliciting, accepting or using proprietary information of outsiders, for example, former employers of any Genworth employee.
  —  Disclosing Genworth proprietary information to outsiders.
  —  Permitting third parties to use Genworth intellectual property.
●	Assert intellectual property rights only in a way consistent with the law.

●
Understand your responsibilities to the Company regarding new inventions and ideas that you may develop while a Genworth employee. Consult with Company legal counsel if you have any question about these responsibilities or about the PIIA which many employees must sign.

●	Comply with the guidelines for use of the Genworth primary trademarks and trade names located at brand.genworth.com.
●	Follow Company procedures available on the Company intranet site.

WHAT TO WATCH OUT FOR

●	Receiving, from an employee, proprietary information about his or her prior employer.
●	Accepting proprietary information from an outsider, without first consulting Company legal counsel, under circumstances where a confidential relationship exists or may be implied.
●	Discussing Genworth proprietary information with customers or suppliers.
●	Passing on, for technical or management review, an outsider’s suggestion for a new product, product feature, service or name, without first consulting with Company legal counsel.
●	Introducing, or divulging information about, a new product or service before patent applications have been filed or a decision has been made not to file an application.
●	Introducing a new product or service, or new product or service name, before checking for patent or trademark infringement.
●	Threatening anyone suspected of infringing any Genworth intellectual property without first consulting with Company legal counsel.
●	Employing a person who previously worked for a competitor without putting in place safeguards to prevent the person from inadvertently disclosing or using the competitor’s proprietary information.

31 Foster an atmosphere in which fair employment practices extend to every member of the diverse Genworth community. IN THIS SECTION , WE WILL COVER : ● Fair Employment Practices

FAIR EMPLOYMENT PRACTICES

POLICY OVERVIEW

Genworth is an Equal Opportunity employer.  The Company provides equal access to employment opportunities for all applicants and employees in accordance with applicable federal, state and local laws, without regard to race, color, national origin, religion, gender, age, disability, veteran status, sexual orientation or marital status, amnesty or status as a covered veteran, or any other characteristic protected by state or federal law.

Genworth is committed to observing all applicable labor and employment laws in every location where the Company has facilities, including those laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, the prohibition of forced, compulsory and child labor, and those laws that pertain to the elimination of any improper employment discrimination.

The Company believes that its commitment to fair employment practices and focus on the fair treatment of all applicants and employees not only contributes to Genworth’s success, but enhances the progress of individuals and the communities where our businesses are located.

CORE REQUIREMENTS

●
Use merit, qualifications (for example, education, experience, or competencies) and other job-related criteria as the sole bases for all employment-related decisions affecting employees and applicants.

●
Recruit, hire, train, compensate, promote and provide other conditions of employment without regard to a person’s race, color, religion, national origin, gender (including pregnancy), sexual orientation, age, disability, veteran status or any other characteristic protected by state or federal law.  Discrimination on any of these bases strictly is prohibited.

●	Provide a work environment free from unlawful harassment, such as harassment directed at a person because of his or her race, national origin, religion, gender etc.

●
Complaint Procedures:  Any employee who feels that she or he has been a victim of unlawful harassment (or has reason to believe that someone else has been a victim of harassment) is required to raise that concern immediately using one of several avenues of complaint  - Genworth manager, the ombudsperson, a human resources representative, Company legal counsel, or anyone else designated to handle harassment concerns, without fear of reprisal.

●
Respect the privacy rights of employees by using, maintaining and transferring their personal data in accordance with applicable Company guidelines and procedures.  (While seeking to maintain employee privacy, however, Genworth must reserve the right to monitor use of Company property and resources (for example, computers, electronic mail, phones, proprietary information, etc.), in accordance with applicable law.)

●	Strictly observe all applicable labor and employment laws.
●	Ensure that the Company does not retaliate in any fashion against any employee for bringing or assisting in the investigation of a complaint.
●
If a conflict arises between the requirements of this Policy and the laws, customs or practices of a particular area, consult with management and Company legal counsel to determine the most appropriate course of action.

WHAT TO WATCH OUT FOR

●
Allowing race, color, national origin, religion, gender, age, disability, veteran status, sexual orientation or marital status, amnesty or status as a covered veteran, or any other characteristic protected by state or federal law to be a factor in hiring, promotion, compensation or other employment-related decisions.

●	Indications of a hostile work environment (for example, telling jokes or displaying materials that ridicule or offend a member of a particular race or ethnic group).
●	Persistent on-the-job flirtations or making sexual advances toward an employee or person with whom you work, when he or she has stated that such interests and/or advances are unwelcome.
●	Refusing to work, or provide work-related assistance, cooperation, and/or information to fellow employees based on their race, color, national origin, religion, gender etc.
●	Disclosing employment data to a person who does not have the business need, authority or the subject’s consent.

35 Avoid all conflicts of interest between work and personal affairs. IN THIS SECTION, WE WILL COVER : ● Conflicts of Interests

CONFLICTS OF INTEREST

POLICY OVERVIEW

Genworth recognizes and respects that employees may take part in legitimate financial, business and other activities outside their jobs. However, those activities must be lawful and free of conflicts with their responsibilities as Genworth employees. Employees must not misuse Genworth resources or influence, or discredit Genworth’s good name and reputation. The effectiveness of this policy depends in large part on the cooperation of all employees in disclosing any situations that may be contrary to the intent of the policy and the ethical standards that it expresses.

CORE REQUIREMENTS

●	Avoid actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of Genworth.
●	Do not misuse Genworth resources, intellectual property, time or facilities (including office equipment, e-mail, and computer applications), for personal gain.
●	Do not personally enrich yourself using opportunities that Genworth could have an interest in that are discovered through the use of Genworth position, information or property.
●	Obtain necessary approvals before accepting any position as an officer or director of an outside business concern.
●
Obtain the approval of your manager when accepting a board position with a not-for profit entity, when there may be a Genworth business relationship with the entity or an expectation of financial or other support from Genworth.

●
Disclose your outside activities, financial interests or relationships that may present a possible conflict of interest (or appearance of a conflict) to your manager as well as your business’ legal counsel or finance manager. Make these disclosures in writing when such a situation arises as well as when asked to complete a “Conflict of Interest” questionnaire.

WHAT  TO  WATCH  OUT  FOR

●	Holding a financial interest in a company where you could personally affect Genworth’s business with that company
●	Taking a part-time job where you may be tempted to spend time on that job during your normal Genworth working hours or to use Genworth equipment or materials
●
Receiving gifts of greater than nominal value from suppliers, customers or competitors while you are in a position to influence Genworth decisions that might affect or appear to affect the outside concern

●	Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or similarly situated Genworth employees
●	Accepting an offer to purchase “friends and family stock” in a company issuing shares through an initial public offering (IPO) if you interface with that company in your Genworth business activities
●	Directing business to a supplier that is owned or managed by a relative or close friend
●	Misusing Genworth resources, your position or influence to promote or assist an outside business or not-for-profit activity
●	Preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative or close personal friend
●	A romantic or other personal relationship that may create a conflict of interest with the employee’s Genworth responsibilities or compromise Company interests.

TO  RAISE  AN  INTEGRITY  CONCERN ,  YOU  MAY  CONTACT:

Locally within your business
●  Your supervisor or manager
●  Your compliance/auditing resource
●  Company legal counsel
●  Next level of management

Genworth ombudsperson
●  888 251.4332 (USA/other than Mortgage Insurance)
●  800 274.2728 (USA/Mortgage Insurance)
●  +44 (0) 20 8380 3359 (UK/Europe)
●  905 858.6562 (Canada)
●  300 369.126 (Australia)
●  0800 443 106 (New Zealand)
●  +52 477 710 4771 (Mexico)
●  OmbudsOffice.Genworth@genworth.com (Individuals who wish to remain anonymous should contact the Genworth ombudsperson using one of the telephone numbers identified above.)
●  Ombudsperson, 6620 West Broad Street, Richmond, VA, 23230 USA

Visit the Integrity First intranet website for additional information.

Genworth Financial, Inc.
6620 West Broad Street
Richmond, VA 23230
genworth.com

©2006 Genworth Financial, Inc.
All rights reserved. Genworth,
Genworth Financial and the
Genworth logo are service marks
of Genworth Financial, Inc.